EXHIBIT 99.1

THORATEC PROVIDES FINANCIAL OUTLOOK FOR 2005;

UPDATES ON RECORD FOURTH QUARTER REVENUES

     (PLEASANTON, CA), January 10, 2005—Thoratec Corporation (NASDAQ:THOR), a world leader in products to treat cardiovascular disease, today announced that revenues for the fourth quarter of 2004 ended January 1, 2005, were approximately $48.3 million on an unaudited basis, a record quarterly performance for the company and an increase of 14 percent over the fourth quarter last year and 19 percent over the third quarter of 2004. The company also said that it was notified of at least 55 DT (Destination Therapy) implants during the quarter. The company plans to announce complete results for the fourth quarter and all of fiscal 2004 in early February.

With respect to 2005, Thoratec provided the following financial outlook:

•	Revenues for the company’s cardiovascular division, which includes VADs (Ventricular Assist Devices) and vascular grafts, are expected to grow 5-10 percent over those in 2004, while revenues for the company’s International Technidyne Corporation (ITC) division are expected to grow 10-15 percent over those in 2004. Overall, the company expects 2005 revenue growth of approximately 10 percent over revenues in 2004.

•	The company expects gross margin for all of 2005 to be in the range of 58-60 percent of sales, consistent with 2004 levels.

•	Due to projected efficiencies in operating expenses relative to revenue growth, as well as fewer shares outstanding resulting from our stock repurchase programs, taxed cash earnings per share in 2005 are expected to increase 35-40 percent over those in 2004, based on approximately 49-50 million fully diluted shares outstanding and a 35 percent effective tax rate. Taxed cash earnings is a non-GAAP measure of the company’s financial performance that excludes, as applicable, litigation, merger and restructuring costs, impairment of intangibles, in-process R&D and amortization of intangibles, and takes into account the tax effect of these adjustments. Estimating these expenses for 2005, net income per share on a GAAP basis for 2005 would be approximately $0.15-$0.16 per share, though the company cautioned net income could be impacted by further litigation related expenses that are not easily predicted at this point in time.

•	The company said it expects the seasonality in quarterly revenues in 2005 will be similar to the trend seen in 2004.

•	The company said it will not provide separate guidance for DT implants in 2005, but will continue to report separately on DT implant activity on a quarterly basis as long as the reporting from its customers continues to provide a distinction between indications for use that is discernible and relevant.

     “This guidance for 2005 reflects very modest growth in sales of our devices used for BTT (bridge-to-transplantation) and a measured pace of increased adoption in the use of our HeartMate® XVE device for DT. We also expect continued solid growth from ITC with both existing and new products,” said D. Keith Grossman, president and chief executive officer of Thoratec.

     “Our ongoing discussions with the FDA regarding the Phase II design of our HeartMate II clinical trial continue to be encouraging. Based on the very positive outcomes from the Phase I trial, we hope to receive approval to begin the next phase of the study in the next several weeks,” he added.

     Thoratec Corporation is a world leader in products to treat cardiovascular disease with its Thoratec® VAD (ventricular assist device) and HeartMate LVAS (left ventricular assist system) with more than 9,000 devices implanted in patients suffering from heart failure. Thoratec’s product line also includes the Vectra® vascular access graft (VAG) for patients undergoing hemodialysis. Additionally, its International Technidyne Corporation (ITC) division supplies blood testing and skin incision products. Thoratec is headquartered in Pleasanton, California. For more information, visit the company’s web site at http://www.thoratec.com or http://www.itcmed.com.

     Many of the preceding paragraphs, particularly but not exclusively those addressing guidance for future performance or timeliness and milestones for clinical trials contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the words “expects,” “projects,” “hopes,” “believes,” “anticipates,” “appears,” and other similar words. Actual results could differ materially from these forward-looking statements based on a variety of factors, many of which are beyond Thoratec’s control. Therefore, readers are cautioned not to put undue reliance on these statements. Investors are cautioned that all such statements involve risks and uncertainties, including risks related to the development of new markets including Destination Therapy, the growth of existing markets for products including bridge-to-transplantation and at our ITC division, market acceptance of new products, customer and physician acceptance of Thoratec products, changes in the mix of Thoratec product sales, and the related gross margin for such product sales, the results of clinical trials including the HeartMate II, the ability to improve financial performance, regulatory approval processes, the effect of healthcare reimbursement and coverage policies, the effects of seasonality on Thoratec products sales, the effects of price competition from Thoratec competitors and the effects of any merger and acquisition related activities. These factors, and others, are discussed more fully under the heading, “Risk Factors,” in Thoratec’s 10-K for the fiscal year ended January 3, 2004, and the heading, “Factors That May Affect Future Results,” in Thoratec’s 10-Q for the fiscal quarter ended October 2, 2004, and other filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. These forward-looking statements speak only as of the date hereof. Thoratec undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

Investor Contact Information:	Media Contact Information:
Keith Grossman	Nanette Pietroforte/Jennifer Chan
President, Chief Executive Officer	FischerHealth, Inc.
Thoratec Corporation	(310) 577-7870, ext. 161/164
(925) 847-8600	npietroforte@fischerhealth.com
or	jchan@fischerhealth.com
Neal Rosen
Kalt Rosen & Company
(415) 397-2686

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